Exhibit 10.45.1

LEASE CONTRACT

PARTIES AND ABBREVIATIONS

CLAUSE 1: On the one hand, the lessor, namely Ankara Teknoloji Gelistirme Bölgesi Kurucu ve Isletici Anonim Sirketi (The Joint Stock Corporation of Ankara technology development region founder and operator) with corporate seat as Cyberpark, Cyberplaza B Block 1st floor Bilkent/ANKARA (herein after shall be shortly referred to as Ankara Cyberpark) and on the other, person or corporations whose corporate seat , number of trade registration and trade title are as mentioned in the Annex 1herewith, to be referred to herein after as lessee or tenant, have come to an agreement in the matter of granting by Ankara Cyberpark of a lease to the tenant within the framework of conditions set down below of the site/chattel real (hereinafter shall be referred to in brief as leasehold) whose itemized description is as given in Annex 1, which is an annex to hereby contract and constitutes an integral part thereto, and hereby contract has been entered into by and between the aforesaid parties.

ABBREVIATIONS : Abbreviations given herein under shall have meaning in the contract as set forth opposite of each:

Act : Act 4691on technology development regions

Regulations : Regulations on implementation of technology development regions

Guidelines : Guidelines dated 21.01.2003 on operation of Ankara technology development region

Teknopark : Ankara technology development region set up within campus area of Bilkent University (Cyberpark)

Management plan : Operational plan to be determined by Ankara Cyberpark and to be amended then after time by time

Managing corporation : Ankara Teknoloji Gelistirme Bölgesi Kurucu Ve Isletici Anonim Sirketi

Cyberplaza : Two pieces of building located within Ankara technology development region set up within the campus area of Bilkent University.

SUBJECT

CLAUSE 2. It is concerned with the assignment, within the framework of provisions of the pertinent regulations, of the right to use to Lessee of the freehold whose corporate seat, characteristics, itemized description and main differentiating elements are as mentioned in Annex 1 to hereby Contract to enable this latter to enjoy the said freehold with care and in keeping with object which hereby Contract pursues.

LEASE TERM

CLAUSE 3. Lease term is the term indicated in Annex 1 to start from the date on which the freehold is handed over to Lessee providing conditions stipulated in the Annex to Contract are fulfilled in conformity with Contract provisions and as from date Lessee takes delivery of the same

LESSEE’S LEGAL AND FINANCIAL DUTIES AND OBLIGATIONS.

CLAUSE 4.1 All and any permission, leave, approval, authentication, registration, certification, licensing, annotation, assignment, recording which Lessee has to seek, obtain, take, perform by reason of its legal obligations or as a requirement of Contract,

4.2 from and before public authorities, governmental departments, governmental and administrative offices, public entities and institutions, state economic enterprises, government contribution funds, associations, fund management and administrations, local authorities, municipalities, administrative units attached to offices of mayor, municipal departments, municipal police authorities, gendarmeries, and other safety institutions and forces, health and social assistance institutions, employment, work safety , social insurance institutions, offices of attorney general , justice authorities, administrative and judicial jurisdiction organs, offices of bailiff, offices of execution and bankruptcy, registries of trade records, customs authorities, foreign exchange offices, professional associations, offices of Notary public, from offices of land and ship registry In connection with hereby Contract and with the drawing up, signature, entering into effect of the same, with its remaining valid and in effect, with implementation, termination, completion thereof, its becoming null and void, liquidation, dissolution or depending upon conditions in which the freehold are, making the same operative, running, using the same, dissolving lease contract, return and handing over to Lessor of the freehold and acquittal of Ankara Cyberpark, and extension, refurbishment, renewal, assignment, correction, amendment, duplication and authentication of duplicates which need to be made in respect of the said, making necessary applications for, pursuance of transactions relevant thereto and bringing such transactions to an end, drawing up of documents, certificates, arrangement of files and submission of the same to Ankara Cyberpark in a way conform to regulations in effect and to Contract shall be carried out and fulfilled by Lessee, if and when necessary.

4.3 All and any taxes, duties, dues, stamp duties, funds, premiums, commissions, charges, tuition fees, inspection, control, measurement , determination fees, damages, haulage costs, notification costs and all payments of similar nature to be made in connection with the using, running, working of the freehold, and from use made by Lessee, to the exception of tax on chattel real and interests, fines for delay, payment due to arrears, penalties, damages, costs, expenditures, all debts arising from writs issued or from liabilities followed by any office of bailiff or becoming in effect as a result of arbitration award, with interests and costs relevant thereto shall be payable by Lessee.

4.4 If Lessee fails to fulfill obligations mentioned in the clause herein in a faultless manner, the same shall be under obligation to immediately pay damages to compensate all positive and negative loss and damage to be incurred by Ankara Cyberpark and it shall fall upon its obligation to make sure that Ankara Cyberpark gains acquittal. All transactions, certifications and attachments thereto mentioned in clause herein shall be under obligation Lessee bears. There shall fall upon Ankara Cyberpark no obligation, accountability whatsoever under any title or on grounds of statements, undertakings, operations, transactions, doings made and carried out by Lessee.

4.5 Lessee shall be obligated to comply with provisions of all and any act, regulations, instructions, circular notices and with all legislations to which Ankara Technology Development Region is subject in all and any matter concerned.

4.6 Lessee shall be under obligation to comply with all rules that prevail within campus area of Bilkent University where the freehold exists.

4.7 Lessee, with the object of fulfilling obligations taken on by Lessor within the scope of legislation made mention of above, shall be under obligation to perform all and any duties that fall upon itself bearing on determination of legal entities and real persons causing damage to upper and lower structures of Teknopark and on compensation there from of such loss and damage.

4.8 Lessee shall further be obligated to display doings which it pursues in compliance with object mentioned in the relevant Act and to grant permission for Ankara Cyberpark to make required inspections originating from legislation in effect in connection with activities conducted by itself.

4.9 Lessee, whom shuns away from abiding by legal obligations to arise from legislation in effect shall be cautioned by Ankara Cyberpark, and in the event no measure is taken to amend fault /deficiency indicated or in cases this is reiterated, then Lessee shall be ordered to move from Teknopark on the grounds of legislation with which Ankara Cyberpark is entitled.

STATEMENTS

CLAUSE 5.1 Lessee states, declares Ankara Cyberpark and undertakes that their firm, corporation is a body corporate founded, established, incorporated within the Republic of Turkey in conformity with legislation in effect at the corporate seat mentioned in the Annex 1, entered into and recorded into the records of Trade Registry indicated in the said Annex, acting thereat, that their corporation is entitled to issue certificate, correspondences, documents, to grant guarantees, undertakings to be used in transactions having connection to hereby Contract, to set their hands under such documentary evidences to execute, draw, confer, arrange such documents, that all permissions, permits whether legal or private for using such authorizations have already been taken, that all any certificates and undertakings given and submitted to public and private authorities are real and valid ,

5.2 That nothing to prove that any action of execution started against them faced abortion, that no assertion of inability was rendered against them, that nothing existed to prove that a certificate of insolvency was issued against them in accordance with the provisions of the Code of Obligations, that no case of insolvency, indebtedness, bankruptcy or liquidation existed and was not expected to take place in close future,

5.3 That considering all potential debts and liabilities, it is within their financial means and powers to make good such liabilities and obligations to likely arise from hereby Contract.

5.4 If the declarations of Lesse in Clauses 5.1 and 5.2 become void by new and/or continuing situations, Lessor has the right to unilaterally terminate the lease contract without prior notice, and to ask the Lessee to release the freehold.

HANDING OVER FREEHOLD TO LESSEE

CLAUSE 6. Ankara Cyberpark shall hand over to Lessee within the frame of provisions of hereby Contract right of using freehold. In the event, certificates and forms requested from tenant in compliance with legislations in effect within the term specified in the operational guidelines to govern Technology development region of Ankara, to be submitted to Ankara Cyberpark in full and complete and /or obligations mentioned in hereby Contract and annexes thereto are not fulfilled in full and complete within sixty days (60) to take inception from date on which hereby Contract has been drawn up, hereby Contract shall be invalid to the exception of the provisions regarding paying damages to Ankara Cyberpark and this latter shall not deliver freehold to tenant . On occurrence of such a case, all damage and loss, whether direct or indirect, incurred by Ankara Cyberpark shall become payable by tenant.

OBLIGATION OF TENANT TO PAY LEASE RENT

CLAUSE 7. Tenant shall pay Ankara Cyberpark lease rents mentioned in Annex 1 to hereby Contract. Tenant cannot avoid making payment of rent, cannot make late or deficient payment on the grounds of fault, delay and /or similar events to hinder in full or in part tenant using of and enjoying from freehold due to omission, neglect , ill will displayed by itself.

Tenant, by leaning on presence of cases such as deficiency, fault, breakdown, delay and /or alike cases which impede either partial or in full its taking advantage from freehold shall not decline from making payment on time of rent, nor shall not be allowed to make late or deficient payment.

INHIBITION OF MAKING SWAP AND SETOFF

CLAUSE 8. Tenant shall not be allowed to make swap and setoff on and over lease rents which it is obligated to pay against its deferred and in arrears credits. Even if tenant makes a request for damages on the assertion that Ankara Cyberpark failed to comply with contract provisions, it shall be able to raise subject request for damages on the proviso that it provides concrete evidence of its having paid as appropriate rents in conformity with hereby Contract provisions.

OBLIGATION BY TENANT TO COMPENSATE ALL COSTS INCURRED BY ANKARA CYBERPARK IN CASE OF ARREARS

CLAUSE 9. If tenant falls in arrears in payment of lease rent, in addition to default interest mentioned in clause 33, the same shall be under obligation of making immediate payment on presentation by Ankara Cyberpark of certificates giving evidence that this latter has made payment of notary public fees which this latter had made by reason of deed of protest issued on occurrence of non-payment , duties, taxes, dues, stamp duties and costs of postal services paid in connection with such non-payment, all costs incurred by reason of communications and haulage incurred to collect rents.

GUIDELINES TO GOVERN TENANT USING FREEHOLD

CLAUSE 10.1 Within the frame of provisions and guidelines mentioned in hereby contract and annexes herewith, the freehold has been handed over to the Tenant in full operational order.

10.2 Tenant accepts, states, declares and undertakes that, within the frame of provisions and guidelines mentioned in hereby contract and annexes herewith, it shall not use for illegal purposes or beyond purpose set forth in hereby contract the freehold, or shall use it with utmost attention and care.

10.3 Tenant shall further accept, agree, declare and take on that it shall make no modification, alteration or change of any sort on leasehold without seeking beforehand approval in writing of Ankara Cyberpark , that it shall not attempt connecting subject leasehold, in a way whether transient or permanent, with any premises whatsoever, that even if such a connection with any premises was made, it shall not be deemed to constitute a complementary part to leasehold and such a connection shall be deemed transient and not complementary to chattel real, even if a permit in this direction had been formerly issued by Cyberpark to tenant.

10.4 In the course of lease term, tenant shall be held accountable for preservation of leasehold in a safe and secure way under full liability of its own, for taking all steps required for protection against all risks inclusive of accident, danger, fire, theft of all and any sort and for making good all demands for compensation arising from taking deficient and insufficient measures or from taking no measures at all.

10.5 Tenant shall accept, declare and undertake that it shall comply with all instructions issued by Ankara Cyberpark in association with leasehold, that it shall abide by as is provisions of the management plan.

PAYMENT OF JOINT COSTS IN CONNECTION WITH USING LEASEHOLD

CLAUSE 11.1 Lightning, power, power for air-conditioning, water supply and telephone costs incurred in connection with leasehold shall be borne by lessee and costs of subscription relevant to such utilities shall be settled in line with system to be determined by Lessor. Such costs do not enclose joint use costs mentioned in Annex-1 and share contribution to management costs. If there exists payments to be made by reason of gauges to be read off , these shall be payable by tenant to Ankara Cyberpark in line with system to be determined by Ankara Cyberpark and until date of final payment. Tenant shall bear accountability for safety and cleaning of leasehold.

11.2 Lessee shall be accountable for paying amount to be found by multiplication of cost per unit square meter to be reckoned according to overheads for running and costs for using joint areas in the building where subject leasehold is situated by surface area in sqm of leasehold, (such costs to include water supply, power generation, heating costs, parking lots, cleaning of roads and environment, safety, garbage disposal, application of pesticides to areas of joint usage). Lessee shall pay Ankara Cyberpark monthly amount falling to its share from subject costs. In the event payments regarding jointly payable costs are made late, then the provisions of the management plan shall become applicable. If no mention as to costs of management and joint usage has been made in Annex-1, this is taken into account.

LEASEHOLD FACING DAMAGE DUE TO A FAULT ATTRIBUTABLE TO TENANT

CLAUSE 12. In the event leasehold suffer damage owing to faulty manner adopted by lessee or to ill will by itself to comply with or non-conformance to provisions set forth in hereby Contract and in annex thereto, lessee shall accept, consent to and undertakes to make good damage incurred, to compensate immediately and all at once all and any damages incurred by Ankara Cyberpark falling outside the scope of insurance coverage , inclusive of depreciation suffered by leasehold.

AUTHORIZATION OF ANKARA CYBERPARK TO CONTROL LEASEHOLD

CLAUSE 13. Lessee accepts, consents to, declares and undertakes that Ankara Cyberpark, in the course of lease term , within the frame of duties and responsibilities imposed upon itself with the Regulations on technology development regions implementation and also within legal confines, has been entrusted with the authorization to check, investigate, control leasehold either personally or by means of and through persons to be commissioned by itself and to caution tenants for these to correct their faulty manner observed committed either by lessee itself or by third parties and to take measures requisite and necessary for stopping reiteration of such manners , that it lies upon Ankara Cyberpark’ s discretion to use such authorizations delegated to itself, that lessee shall grant , confer permit, permissions to itself while this former intends using such discretions and shall use its best endeavors to ease what Cyberpark intends doing . In the event a request for investigation or control is raised by Ankara Cyberpark, the question shall be made known at least one day prior to day on which such an investigation is intended to Lessee. In case Lessee chooses to adopt a behavior that would cause prevention of using such authorizations, makes a bid to intervene in or attempts to make ineffective such an investigation, then Lessor shall keep reserved its right to terminate Contract in line with the provisions of the Clause 38 herein after.

OTHER OBLIGATIONS BY LESSEE

CLAUSE 14.1 If Lessee intends doing a constructive change, modification in and on leasehold, then the same shall be obligated to seek approval in writing from Lessor under any and all conditions whatsoever by showing Lessor architectural, electrical and mechanical projects indicating changes on freehold this latter intends performing before implementation takes effect. Lessee, after obtaining consent in writing of Lessor shall start legal formalities to obtain permission for construction works from relevant authorities.

14.2 Lessee shall not make any attempt to exceed electric power assigned, allocated for its use and shall not further make any modification, addition or cancellation in mechanical sections of freehold without seeking beforehand permission for from and by Lessor.

14.3 Lessee may perform and shall be allowed to perform any decorative works, ornamentation, modification and repair which the former deems requisite and necessary to accomplish object which it intends to perform by hiring leasehold, providing a notification in writing is made to Ankara Cyberpark fifteen days prior to and providing further all costs to be incurred in association with such ornamentation, modification and repair are to be borne by itself and no damage to bearing columns of leasehold is inflicted .

However, if constructive works Lessee intends doing requires obtaining a separate license of construction, then Lessee shall be entitled to seek such a license and to pursue formalities after obtaining approval in writing by Lessor. Costs to be incurred on account of damage and breakdowns caused by such modifications shall be borne by and become payable by Lessee.

14. 4 Keys requisite and necessary for use of all doors and gates in the course of lease term of leasehold shall be handed over to Lessee. This latter shall be entitled to change all locks and keys and to add safety locks to gates and doors with costs thereof borne by itself.

14.5 It is imperative and requisite that a permission in writing from Ankara Cyberpark to effectuate arrangement and modification affecting outer front of leasehold or the front facing the main corridor of the same is sought beforehand.

14.6 Lessee shall be liable to effect small repairs to be carried out within leasehold. With the object of preserving and protecting with due care Leasehold and common facilities attached thereto, Lessee shall be obligated to repair, by taking on costs, material and equipment such as doors, gates, sanitary installations, illumination elements, glass panels, heating and air-conditioning installations existing and available in Leasehold and fixtures handed over to itself within the frame of provisions of Annex-1 herewith and to have maintenance work performed as long as hereby lease contract remains valid and in effect.

14.7 Lessee shall be under obligation of advising Lessor of any damage of significance that occurred inside freehold in writing within one day to follow date on which such a damage took place.

14.8 It is incumbent upon Lessee to ensure in line with safety measures in application in the freehold safety of customers, staff and all third parties having relations with freehold. Lessee shall be personally and individually accountable for any and all events, incidents to take place inside freehold within the meaning of provisions of hereby clause.

14.9 It shall be deemed prohibited to grant permission by Lessee for storage inside leasehold of illegal explosives and of similar chemical materials and items or to cause haulage of the same by means of vehicles owned by Lessee. The same prohibition shall be deemed valid and in effect for materials deemed environmentally insecure.

14.10 Lessor by giving notice to Lessee may have constructive modifications performed required for change, maintenance, repair in freehold undertaken for prevention of risks and dangers affecting security or for removal of risks likely to cause threat to freehold. Lessee shall bear material and moral inconveniences such as noise, dust, soil to arise in connection with such works to be undertaken within the scope of hereby clause.

14.11 Lessee shall put its informative label at the place and standard determined by Lessor. Other than this, the Lessee shall not put any ad, poster, panel, or label at any place within Cyberpark without prior approval of Lessor. Lessee shall not use the logos and titles related to Lessor or Bilkent University in any of the Lessee’s advirtisement material without permission.

14.12 Lessee is responsible for the safety and security of its own usage area. Also, it shall conform to the building security and other safety measures taken by Lessor. Lessee shall cooperate with Lessor during safety and security inspections, the confidentiality of Lessee’s business material being respected.

In case Lessee violates the above provisions, Lessor has the right to unilaterally terminate the lease contract without prior notice, and to ask the Lessee to release the freehold.

OBLIGATION OF LESSEE NOT TO HIRE LEASEHOLD TO THIRD PARTIES

CLAUSE 15. Lessee shall not hire leasehold to third parties as well as shall not leave leasehold to third parties for these latter to avail themselves of its use without seeking approval for in writing from Ankara Cyberpark. Practice to the contrary shall be left to the discretion and approval in writing of Ankara Cyberpark. Lessee is not entitled to make any statement or to take on any obligation as to putting a personal or in kind limitation whatsoever on leasehold. Lessee cannot displace, convey, carry fixtures mentioned in Annex-1 to hereby Contract and parts and pieces of leasehold to any other place outside of location described as freehold site and cannot displace the same without seeking approval in writing of Ankara Cyberpark.

CLAUSE 16. Following signature and delivery of hereby Contract by and between the parties, Lessee shall have leasehold insured for the duration of lease term with an insurance company deemed reputable by the Office of the President for the Board of insurance assessment of the Office of the Under Secretary to Treasury of the Office of Prime Minister of the Republic of Turkey, under conditions and clauses to be imposed by Lessor on and over insurance value this latter shall indicate. Lessor shall not be held accountable for non coverage of any risk falling outside of coverage of insurance contracts entered into by and between Lessee and subject insurance company. It is incumbent upon Lessee to have, to cover lease term, in connection with lease hold, insurances of tenant financial liability and of neighboring financial liability executed .Lessee shall be deemed obligated to perform in complete and without defect whatsoever all liabilities to arise from the afore-mentioned insurance policies. Obligations of paying premium, of paying interests for delay in payment of premiums in arrears, of giving insurer information requisite and necessary for conclusion of contract, notification to insurer of occurrence of relevant danger or risk, notification of enhancement of risks involved to insurer shall personally and individually lie with Lessee. Lessor shall be named as beneficiary in insurance policies to be submitted to Lessee by insurer. In this connection, the insured Lessor shall avail itself of all and any right to arise from the said insurance policies and Lessor shall be the only one beneficiary of the subject insurance policies. Lessee shall be charged with submitting within one month as from date of lease commencement, the latest, Lessor insurance contract and duplicates of insurance policies. On occurrence of any event contrary to the provisions of the Clause 16, there shall lie with Lessor to immediately terminate lease contract herein. If Lessee becomes bankrupt, insurance damages payable in conformity with the named insurance contracts shall not be included into Lessee’s portfolio.

ACTUALIZATION OF RISKS TAKEN UNDER GUARANTEE BY WAY OF INSURANCE

CLAUSE 17. In the event risk of all and any type, whether under insurance coverage or not, arising from whatsoever cause, becomes actual either partial or in full or its propensity of actualization becomes closer and imminent , Lessee shall accept, consent to and undertakes to take immediately and without a loss of time all and any steps and measures necessary and requisite to ensure that no loss and damage is incurred at leasehold and to save life and chattel, to immediately inform police, gendarmeries, security forces, fire departments, relevant aid and rescue teams, all and any authorities concerned , to take all and any protective measures to lessen, diminish loss and damage likely to occur, to have such measures taken, to take evidence of all measures taken , of and about the incident, damage, to provide, secure, determine, keep, preserve evidence, proof, certificate, document and information to ease investigation of the incident and to facilitate indemnification. Being all of these doings under the obligation Lessee bears, it shall fall upon itself to advise Ankara Cyberpark of all developments by using immediately the fastest communications means available to itself , to provide documentary evidence to clear incident and causes which lead to its occurrence, to help Lessor to determine evidence for damage and loss by formal authorities, to immediately submit certificates which require being given by itself to the concerned authorities, to the relevant insurance company, and to Ankara Cyberpark, to inform, denounce those having interest in, ill will or tort, fault, omission in connection with subject incident, to make knowledge available to itself known immediately by police, security forces and all concerned authorities, to help, assist all doings which such authorities intend performance, to give them hand in fulfilling their tasks. If Lessee declines from fulfilling in part or in whole obligations to fall upon itself to perform, then Lessee accepts, consents to, declares and takes on that all loss and damage incurred or likely to be incurred by Ankara Cyberpark and all costs and expenses to be incurred thereby shall be indemnified immediately and at once by itself.

LESSEE OBLIGATION TO MAKE KNOWN RISK ENHANCEMENT IN INSURANCE

CLAUSE 18. In the event Lessee, by acting at variance with the provisions of hereby lease Contract or even if by not so doing , causes insurance risk to enhance as a result of faulty doings, attitudes, behaviors done and taken by itself and /or causes Ankara Cyberpark to remain outside of indemnification clauses of insurance policies, and declines from making known this fact to Ankara Cyberpark, it shall accept, consent to and undertake to pay immediately all insurance premiums to ensure continuance of insurance indemnification as soon as this fact is becomes known to insurance company as a result of information to be provided by Ankara Cyberpark.

ALLOCATION OF INSURANCE INDEMNIFICATION

CLAUSE 19. In the event a loss and damage makes itself manifest within the scope of insurance indemnification and Ankara Cyberpark does make no bid to terminate contract in accordance with provisions of Clause 36 herein under, insurance indemnification recovered from insurance company shall be allocated to removal of damage arisen or to its full substitution. However, in the course of such allocation, owing to risks falling outside of insurance coverage and /or owing to costs incurred in excess of insurance coverage ,onus of all payments to be made shall lie with Lessee. Lessee shall anyhow retain the right to have recourse to third parties that by their omission or tort have caused incident to take place.

NON EXTENSION OF LEASE TERM BY REASON OF TIME SPENT TO REMOVE DAMAGE

CLAUSE 20. Time spent in the course of removal of damage incurred or in substitution of leasehold in case of full indemnification shall not be added to extend lease contract. Lessee shall continue to fulfill on time and in complete, without a fault, all liabilities arising from hereby Contract. In the event if it becomes proven that Lessor is exclusively and single-handed faulty in the incident which caused occurrence of loss and damage , then such a term s hall be extended for inclusion into lease term.

NON LIABILITY OF ANKARA CYBERPARK OF DAMAGE TO THIRD PARTIES AND TO ENVIRONMENT CAUSED BY LESSEE IN THE COURSE OF ITS USING OR RUNNING LEASEHOLD

CLAUSE 21. The onus to arise from loss and damage of all and any sort and degree caused to leasehold, to Ankara Cyberpark , and to all third parties , to goods and chattels, to environment and Nature shall lie upon Lessee. In any case, right of recourse of Ankara Cyberpark owing to all claims for indemnification is retained.

LIABILITIES OF THE PARTIES ARISING FROM THEIR OPERATIONS AND DISCRETIONARY ACTIONS

CLAUSE 22.1 There shall be deemed that the parties in all their operations and actions acted discretionary.

22.2 In cases where Ankara Cyberpark is deemed to bear onus, this latter shall be held accountable for loss and damage, either material and actual, incurred by Lessee. However such an onus shall not cover damage to arise from deprivation from profits, loss of employment and losses mentioned in the article 105 of the Code of Obligations.

OTHER LIABILITIES TO FALL ONTO ANKARA CYBERPARK

CLAUSE 23.1 Lessor shall be obligated to keep in working order leasehold in the course of lease term so that Lessee benefits from and with this purpose in mind shall be under obligation of refurbishing, repairing and maintaining in good order bearing walls, roofs, boiler of heating system used jointly, pumps, water supply and power supply installations, main water trunks, ductworks and similar fixtures. However, if damage is caused to occur by Lessee, then all costs of repair shall be borne by itself.

23.2 The parties have come to agreement and have undertaken that all and any trade-related secrets and confidential information coming to their knowledge in the course of hereby Contract term shall in no way be divulged to third parties. Undertakings of the parties in this connection shall remain valid and in effect and be binding termless the parties even if the present Contract is terminated irrespective of whatsoever reason. Lessor shall retain rights to bring action and to claim damages either direct or consequential originating from failure by the adverse party to comply with above stated obligations.

23.3 Lessor is responsible for the security of the exterior of the freehold. In case of demand from Lessee, this responsibility can be transferred to the Lessee.

OBLIGATION OF LESSEE TO ABIDE BY LAW AND REGULATIONS

CLAUSE 24.1 It shall be incumbent upon Lessee to abide by all provisions set forth in acts and regulations applicable in respect and with regard to hereby lease contract and Lessee, in case of failure by itself to comply with regulations in effect, shall be obligated to indemnify Lessor for loss and damage incurred or to be suffered by this latter on account of such non-compliance.

24.2 The onus of using leasehold, for which a lease is granted by Lessor namely Ankara Cyberpark, in a way and manner to conform to one’s own object within frame of provisions of Acts and legislations shall lie upon Lessee. In the event Lessee breaks, violates, infringes law, acts, behaves contradictory to and at variance with trade codes, makes bid to involve in smuggling and /or becomes involved in illegal trafficking, all criminal and legal responsibilities to originate from such doings shall lie with Lessee. To give no room to any hesitation, all criminal liability, whether moral or material, to arise from doings, all and any sort, of Lessee, to originate from deeds, actions, carried out, performed, done by and events having connection with these doings, which may be asserted, indicted, claimed by third parties, legal entities and real persons shall exclusively and especially with Lessee. Lessor shall at all times retain the right of terminating single-handed hereby Contract after careful consideration of all deeds, acts, doings by Lessee posing a threat to putting into operation of hereby Contract of lease, having adverse effects, whether direct or indirect, on other tenant companies located in the same leasehold or causing them to bear noise or inconvenience and after reckoning all complaints raised and to be originated by third parties, legal entities and real persons (inclusive of all complaints in writing, verbal ,visual, and also complaints, dissatisfactions, criticism raised and expressed by customers, without any limitation whatsoever), and also measures, steps taken to overcome such complaint based difficulties, in addition to all and any circumstances, conditions to give harm or to cause damage to good reputation of Lessor and other tenants, with care to preserve rights to take proceedings and raise claims for originating from hereby Contract, relevant Acts and codes. On occurrence of such circumstance, Lessor, with the object of demanding compensation for damage it would incur , may apply at its discretion for using all of the rights available to itself either as a whole or in part.

OBLIGATION BY LESSEE TO RENEW SECURITIES WHOSE TERM IS COMPLETED WITHIN LEASE TERM

CLAUSE 25. Lessee shall be under obligation of extending term of securities coming to a close within lease term or of ensuring that these are extended. Failing that, Ankara Cyberpark shall become entitled with terminating at once hereby Contract.

OBLIGATION BY LESSEE TO INFORM AND TO MAKE STATEMENT TO ANKARA CYBERPARK

CLAUSE 26. Lessee shall make known Lessor such information on and about leasehold being handed over to itself, being not handed over , being handed over late or in a defective manner, that it has accepted , consented to delivery under such circumstances or denied acceptance to delivery under such conditions, approved partial delivery, on and about damage and loss incurred at leasehold, on third parties having raised claim on leasehold, on measures precautionary and seizures precautionary being imposed upon leasehold, on leasehold being detrimental to environment, to life and chattel, on displacement of fixtures within leasehold and on occurrence of other matters of relevance, immediately and in writing to Ankara Cyberpark and shall submit voucher, receipts, accident report, deed of protest, notification, minutes drawn up by offices of bailiff, and other documentary evidence of relevance and present a duplicate thereof.

OBLIGATION BY LESSEE TO ADVISE ANKARA CYBERPARK OF MODIFICATIONS IN LEASEHOLD

CLAUSE 27. Lessee accepts, consents to, declares, states and undertakes that it shall advise Ankara Cyberpark of all changes, modifications, alterations to occur at its management board, between its managing directors, between persons entrusted with powers to bind and represent itself, or in the scope of powers of representation, in trade title, in its articles of incorporation, in the address of its corporate seat ,all and any changes whose notification is requisite and necessary by reason of hereby Contract immediately next to their occurrence in writing to Ankara Cyberpark, that all onus to originate from failure by itself to advise such alterations, modifications, and changes shall lie upon itself, that all transactions, proceedings to be initiated shall be binding itself, that it shall not be deemed sufficient to raise objection to Ankara Cyberpark to have as ads published such modifications in the Official Trade Registry Gazette of Turkey and / or at any other media within the frame of regulations in effect.

OBLIGATION BY LESSEE TO MAKE SPECIFIC THAT LEASEHOLD IS LESSOR’S PROPERTY

CLAUSE 28. In the event precautionary measures, precautionary seizure , simple measure, are imposed or third parties raising claim on leasehold, Lessee shall bring forward first that leasehold is a property owned by and pertaining to Ankara Cyberpark and shall notify the same day this latter in writing about the case.

PROCEDURE ON NOTIFICATION

CLAUSE 29. The parties shall effect notification of notice, protest, declaration and statement stemming from implementation of hereby Contract and annexes thereto to the parties and to authorized representatives of the parties through delivery by hand in return for signature or by means of registered mail with fees prepaid, providing no term or condition to make notification through Notary Public exists.

EXTENSION OF LEASE TERM

CLAUSE 30.1 If Lessee demands extension of lease term at least three months prior to hereby Contract completion date, Ankara Cyberpark, if it deems this appropriate, may extend the term by determining and reckoning new conditions of contracting. Ankara Cyberpark may reject acceptance of a such demand by Lessee and may request release of leasehold on completion of lease term set forth in Annex 1herewith without asking compliance with any term and condition and may retain remedies it has at its disposal in this regard.

30.2 In case the Lessee wants to release the freehold at its will, it shall submit a written notice 3 (three) months before the release date. In this case, terms of termination and release shall be negotiated between the parties. In case of unilateral termination and release by the Lessee, Lessee accepts and guarantees to pay the rent for the remaining months, not to be discounted from the deposit.

30.3 In case the parties come to agreement on extension of contract term, Lessee shall be under obligation to renew securities provided for the previous year to cover term and rent in accordance with extended period. Failure by Lessee to comply with renewal of securities shall be deemed a breach of lease contract and Lessor shall be entitled to demand release immediate of freehold from Lessee.

CONTRACT COMPLETION AN D RELEASE OF LEASEHOLD

CLAUSE 31.1 Hereby contract comes to an end when lease term comes to a completion without being there for necessary and requisite to issue notifications or forward deed of protest.

31.2 Lessee accepts, agrees, consents to and undertakes beforehand that, unless an agreement to the contrary is entered into by and between the parties or unless the term of hereby contract is extended, it shall release leasehold without attempting to impose any term or condition within ten days at most of date on which lease term has come to a completion. Rent to accrue on account of days to run till Lessee hands over Leasehold full and in complete within release term shall be payable in cash to Ankara Cyberpark on the basis of rent payable per day .

31.3 Lessee in the course of its releasing leasehold may dismount interior decoration done by itself, and may take accessories and fixtures movable and suitable for being dismantled without causing no damage onto outer and internal leasehold structure or may leave the same to Lessor, if this latter displays an interest thereat, providing fees thereof are paid. All and any damage to emerge in the course of dismantling shall be under Lessee’s liability. Accessories and fixtures unfit for being dismounted and amendments, modifications made under consent in writing granted by Lessor connected to the main structure shall become Lessor property. Excepting regular wear and tear originating from ordinary use and from passing of time, Lessee shall be obligated to hand over leasehold at the completion of lease term as it was when delivered to Lessee.

31.4 On coming to a completion of lease term, Lessee shall not be entitled to raise claim for compensation for constructive works undertaken and done by itself and to make further demand under whatsoever title this may be.

31.5 Lessee, when moving away from leasehold, shall be under obligation to pay all rents, if any, and all debts to the exception of rent arising from overheads, electric supply, communication fees and to present Lessor documentary proof and invoices in respect of payment of such debts and to return Lessor keys previously handed over to itself.

31.6 In the event the contract is terminated, till release is effected, Lessee shall be required to grant permission for the prospective lessees to come to see leasehold in company of a representative to be nominated by Lessor within working hours. Such visits shall be effected in compliance with days and hours to be agreed on beforehand.

CONTRACT TERMINATION BY ANKARA CYBERPARK USING ITS RIGHT OF TERMINATION

CLAUSE 32. Ankara Cyberpark shall be entitled to immediately terminate contract without granting a term for release when and if its counter part passes away, its legal entity comes or is brought to a term, becomes insolvent, a judicial decision is taken for its liquidation, becomes bankrupt, an application is made for its composition, receives a bankruptcy certificate, its inability to pay debts becoming confirmed in accordance with the provision of the article 82 of the Code of Obligations, its company as a result of consolidation or mixture becomes dissolved, its chattel real and movables are assigned to third parties. .

DEFAULT INTEREST

CLAUSE 33. If Lessee defaults in making payment of rents made mention of in Annex 1to hereby Contract, Lessee agrees and undertakes that default interest to accrue on the assumption that term of rent not paid in part or in full is the date of commencement of default interest shall become payable to Ankara Cyberpark. The said default interest shall be reckoned to take inception from dates on which Lessee defaulted on the basis of 100 per cent for payments in Turkish currency and of 15 per cent for payments indexed to foreign currency in US dollar.

DEFAULT BY LESSEE TO PAY RENTS

CLAUSE 34.1 In the event Lessee defaults in making payment of rent in accordance with the provisions of the Annex-1 to hereby Contract and fails to make payment of rent, together with default interest to accrue on the basis of the Clause 33 of hereby Contract, within a term of 30 days to be granted within the frame of hereby Contract by Ankara Cyberpark , this latter shall be entitled to immediately terminate hereby Contract.

ANKARA CYBERPARK’S RIGHT TO CONTRACT TERMINATION DUE TO FAULT OR OMISSION BY LESSEE

CLAUSE 35. If Lessee acts at variance with provisions regarding maintenance and repair of the Contract herein and irrespective of caution made to itself together with a grant of term of fifteen days, keeps on defaulting obligations on maintenance and repair borne by itself, Ankara Cyberpark shall be authorized to terminate Contract.

ANKARA CYBERPARK’S RIGHT TO CONTRACT TERMINATION IN CASE OF FULL DAMAGE TO LEASEHOLD.

CLAUSE 36. Ian the event leasehold becomes damaged and is brought under a condition that would make its employment impracticable for purposes which hereby Contract pursues, then Ankara Cyberpark shall be authorized to terminate Contract if a desire in this way is expressed or may choose to act in accordance with provisions of Clause 19 of hereby Agreement.

PROVISIONS REGARDING CONTRACT TERMINATION

CLAUSE 37. In the event Ankara Cyberpark terminates Contract on the basis of any one or several of rights of contract termination, leasehold shall be returned and handed over to Ankara Cyberpark within fifteen days with costs of dismantling, haulage, transport insurance, conveyance and handling borne by Lessee. In case Lessee choose to act at audience with the above, all costs and expenses to be incurred on account of above doings shall be payable by Lessee.

ALL RENTS BECOMING ACCELERATED

CLAUSE 38. In the event Ankara Cyberpark chooses to terminate contract by banking on any or several of rights of termination mentioned in clauses 32, 33, 34, 35, 36 and 37 of hereby Contract, all rents not yet due in accordance with Annex-1of hereby Contract shall become due and accelerated and Lessee shall be obligated to pay all at once all rents becoming due within 15 (fifteen) days.

ANKARA CYBERPARK’S RIGHT TO TAKE PROCEEDINGS AND RIGHT TO SELL OUT FREEHOLD

CLAUSE 39. In case credits from Lessee gains acceleration either in full or in part, Ankara Cyberpark shall be authorized , without recourse to caution, protest , grant of term, to make recourse to remedies available to itself such as raising claim against Lessee, starting proceedings, requesting enforcement of precautionary measures, inclusive of seizure, distraint. Ankara Cyberpark, even if warranties have been provided against its credits by means of placing under pledge chattel real and/or movable, even if personal securities have been given or even such warranties have not yet become due , may ask recourse against Lessee of distraint, insolvency or execution. All costs and expenses which Ankara Cyberpark would incur in connection with above matters, all costs of proceedings and execution, dues and duties, Court fees, fees of representation in the amount of ten percent to be assessed on and over amount of credits to be recovered shall become payable to Ankara Cyberpark by Lessee, in the event the Court rules a decision in favor of Ankara Cyberpark.

NOTIFICATION ADDRESSES

CLAUSE 40. The parties to hereby Contract accept, agree, undertake that addresses specified by themselves in Contract herein are their addresses of notification and all and any notification made, sent, forwarded to the said addresses shall be deemed to have been made to themselves. The parties shall further consent to and take on that unless changes to take place in their addresses of corporate seat in conformity with the provisions of the clause 30 of Contract herein are notified to adverse parties in writing as appropriate, notifications made to their prior addresses shall be deemed to have been made to themselves.

RETENTION OF RIGHTS

CLAUSE 41. Rights, authorizations, delegations, and claims arising, emerging, originating from hereby Contract of the parties hereto even if not used once or several times shall not be construed as the parties have dispensed with such entitlements.

PARTIAL INVALIDITY

CLAUSE 42. Invalidity, cancellation, abrogation, contradiction to legal issues or inability to enforce seen, noticed in hereby Contract and in annexes thereto as well as in relevant documentary evidences and certificates attached hereto shall not affect validity of other provisions and of other documents.

REPRESENTATIONS AND DELEGATIONS

CLAUSE 43. The expressions “Ankara Cyberpark” and Lessee or tenant “specified in hereby Contract and annexes hereto shall in the same include authorized representatives and delegates of the respective parties.

FIELD OF EFFECTIVENESS

CLAUSE 44. All persons forming the parties to hereby Contract are fully in agreement that provisions regarding drawing up, signature, entering into effect, putting into application and termination of contract shall be arranged by hereby contract.

APPLICABLE LAW, SCOPE AND COURT OF JURISDICTION

CLAUSE 45.1. In settlement of disputes to arise, originate from construction and implementation of hereby Contract between the parties hereto, the Courts of Ankara and the offices of the bailiff thereat shall have jurisdiction over.

45.2 In construction of hereby contract and of annexes hereto and in application thereof and in cases where nothing as provision is available to cover the issue in litigation, the Act 6570 on rents applicable to chattel real, the Code of Trade of Turkey, the code of Obligations, and regulations applicable thereto and other relevant legislation shall be valid and in effect.

PROVISIONS ON EFFECTIVENESS

CLAUSE 46.1 Hereby Contract shall enter into effect within the frame of agreement by Ankara Cyberpark on completion and fulfillment without defect of and with due consideration to all conditions set forth herein under, under obligations borne by Lessee and next to realization and execution of provisions set forth in subparagraphs below. Provisions as to indemnification by Lessee of Ankara Cyberpark mentioned in hereby Contract have become effective as from date of contract signature.

46.2 Provision by Lessee of securities mentioned in Annex 1, determined and claimed by Ankara Cyberpark and handing over, delivery of the same.

46.3 Submission and delivery to Ankara Cyberpark of certificates attesting that all permits, licenses and approvals, which legislation in effect and hereby contract require and which Ankara Cyberpark had stipulated procurement and submission by Lessee or duplicates authenticated by Notary public thereof.

46.4 Payment in cash of rent which requires being paid in advance to Ankara Cyberpark by Lessee before this latter moves to leasehold as stated in Annex 1 hereto.

In the event conditions stipulated above are not fulfilled within sixty days as from date on which hereby contract has been drawn up, hereby Contract shall be deemed null and void, unless stipulated otherwise. In case Contract becoming ineffective owing to non-fulfillment of conditions within sixty days as from date of its drawing up, and meaning nothing as agreement, Lessee shall have no right to have recourse to raising any claim from Ankara Cyberpark and in addition to that , Lessee shall indemnify and pay , together with default interest thereon mentioned in Contract, damage incurred by Ankara Cyberpark on account of contract being rendered abortive, within no later than three days as from date of notification in writing to itself.

LESSOR RIGHT TO UNILATERALLY TERMINATE THE CONTRACT

CLAUSE 47. Lessor shall be authorized to have recourse to the above remedy in cases Lessee performs obligations falling upon itself in a deficient or faulty manner or defaults or fails to fulfill the same, without prejudice to other rights at its disposal.

TERMINATION OF THE CONTRACT DATED 8/8/2005

CLAUSE 48. The lease contract dated 8/8/2005 has been terminated along the agreement of parties. Parties have acquitted each other for all rights and responsibilities originating from this contract.

Hereby lease contract consisting of 48 (forty eight) clauses set down on 13 (thirteen) pages to the exception of annexes thereto has been drawn up as one original on 08/31/2007 by the parties hereto whose seal are affixed and hands subscribed herein under. The original has been given to Lessor, whereas a duplicate thereof is submitted to Lessee.

Annex 1: Special provisions

Annex 2: Management plan

Annex 3: Signature circular pertinent to parties involved.

Act, regulations and guidelines are ordinary annexes to hereby Contract which shall be considered to be an integral part to Contract herein.

Ankara Teknoloji Gelistirme Bölgesi Kurucu ve Isletici A.S.	Synplicity Arastirma Gelistirme Ltd. Sirketi

Mustafa Atilla	Levent Oktem

Executive manager and delegated member	General Manager

/s/ Mustafa Atilla	/s/ Levent Oktem

Signature	Signature

Date of signature: 08/31/2007	Date of signature: 08/31/2007

ANNEX-1 SPECIAL PROVISIONS

LESSOR	Ankara Teknoloji Gelistirme Bölgesi Kurucu ve Isletici Anonim Sirketi

LESSEE

Trade title	Synplicity Arastirma Gelistirme Ltd. Sti.

Corporate seat and telephone no.	Ankara Teknoloji Gelistirme Bölgesi, Cyberpark, Cyberplaza A. Blok 3. Kat No: A308 06800 Bilkent ANKARA Tel: (312) 265 0308 (532) 257 31 99 Fax: (312) 265 0308

Trade Registry Number	Ankara Trade Registry Office 210027

Tax office / tax registration no.	Baskent 788 041 4097

SECURITIES	22 ( twenty-two) pieces of promissory notes each bearing a sum of TRY 3.406 (thirty four hundred and six new Turkish liras) drawn up in favor of Lessor

LESSOR ADDRESS	Ankara Teknoloji Gelistirme Bölgesi, Cyberpark, Cyberplaza A Blok, 3. Kat No: A308 06800 Bilkent-ANKARA

LEASEHOLD SITE	Office of 111 sqm mentioned in the floor plan attached, with number A308, Cyberplaza A Blok 3.Kat

LEASE TERM	Two (2) year

LEASE TERM BEGINNING AND COMPLETION DATES	Date of beginning 9/1/2007 Date of completion 8/31/2008

RENT ( Monthly)	TRY 2.886.- (twenty eight hundred and eighty six new Turkish liras) (exclusive of value added tax)

RENT(total for two years)	TRY 34.632 ( thirty four thousand six hundred and thirty two new Turkish liras), (exclusive of value added tax)

OVERHEADS SHARE	The share shall be 6 (six) new Turkish liras per sqm for the first year (exclusive of value added tax)

SPECIAL PROVISIONS

1- Lessee shall establish oneself in the office of 111 sqm on A Blok, third floor, A 308, at address as above

2- External bearing walls, floor covering, suspended ceiling , ventilation installations, data, telephone cabling ductwork of the leasehold mentioned above shall be provided as standard by Lessor. Costs of any alteration to be made inside leasehold in connection with substructure which need to be brought to sites of common usage shall be borne by Lessee. In connection with alterations and / or constructive works to be undertaken no claim shall be allowed for Lessee to arise against Lessor. Lessee shall before starting alterations shall submit Lessor two sets of architectural, electrical and mechanical projects which it intends performance. However, Lessee shall initiate such constructive works next to its obtaining approval in writing from Lessor. Anything to which Lessor denied acceptance in writing cannot be done. Failing that, a fine at the rate ten percent of the total rent payable in the course of two years shall be imposed as penalty and contract herein may be unilaterally terminated by Lessor with care to retain reserved all and any recourse to legal remedies. As regard loss and damage to originate from in amount in excess of fine likely to be assessed, all claims shall be kept reserved. Alterations and /or constructions, undertaken within the frame of provisions of the clause 31.3, to cause harm to leasehold being linked to main structure, exhibiting difficulties in respect of dismantling shall lie with Lessor after lease relations come a term. There is exigency for subject alterations to come to a completion within no later than one month.

4- Lessee will return the leasehold to the Lessor in the end of the lease term in the condition (with normal tear and wear acceptable) as was handed over in the beginning of the lease term.

5- The deposit of TRY 11.527 (eleven thousand five hundred and twenty seven new Turkish liras) that was paid by the Lessee along the previous contract dated 8/8/2005 is transferred to this contract as a security deposit. This refundable security deposit is to be returned to the Lessee in the end of the lease term if the leasehold is returned in the same.

6- The monthly rent during 9/1/2007-8/31/2008 is TRY 2,886 (Twenty eight hundred eighty six new Turkish liras) (exclusive of value added tax). If the Lessee demands to extend the lease agreement by a year starting from 9/1/2008, the monthly rent will be increased by the inflation rate according to the average of the two inflation indices, TÜFE and ÜFE, announced by Turkish Statistical Institute.

7- In the course of lease term, Lessee shall be under obligation to have financial liability insurance and neighboring financial liability insurance effected in connection with leasehold. Lessee shall be liable to have leasehold insured on the basis of value assessed as no less than TRY 650 per sqm and shall further be accountable for paying insurance premiums on time. Obligations of paying premium, of paying interests for delay in payment of premiums in arrears, of giving insurer information requisite and necessary for conclusion of contract, notification to insurer of occurrence of relevant danger or risk, notification of enhancement of risks involved to insurer shall personally and individually lie with Lessee. Lessee shall be liable to fulfill without defect all liabilities originating from insurance contracts. Lessor shall be named as beneficiary in insurance policies to be submitted to Lessee by insurer. In this connection, the insured Lessor shall avail itself of all and any right to arise from the said insurance policies and Lessor shall be the only beneficiary of the subject insurance policies. Lessee shall be charged with submitting within one month as from date of lease commencement, the latest, Lessor insurance contract and duplicates of insurance policies.

8- The parties have come to agreement and have undertaken that all and any trade-related secrets and confidential information coming to their knowledge in the course of hereby Contract term shall in no way be divulged to third parties. Undertakings of the parties in this connection shall remain valid and in effect and be binding termless the parties even if the present Contract is terminated irrespective of whatsoever reason. The Parties retain shall retain rights to bring action and to claim damages either direct or consequential originating from failure by the adverse party to comply with above stated obligations.

9- This Agreement is signed between the Parties as two original copies comprising one original copy in Turkish and one original copy in English. In the event that a dispute arises from the implementation of this Agreement or there occurs a conflict of interpretation between documents, Turkish version of the Agreement shall take precedence.

10- Lessee has consented to abiding by decisions already taken by plaza management.

11- Stamp duties arising from hereby Contract shall pertain to Lessee

FIXTURES DELIVERED	Floor covering, suspended ceiling, data, substructure for telephone cabling, ventilation installations, illumination installations.

Date on Which To Pay Rent: Rent of each month shall be payable in cash by Lessee within the first five days of a month. In the event Lessee defaults in making payment to Lessor or pays less than it should, contract shall not enter into effect unless provided otherwise and ANKARA CYBERPARK shall become authorized to do not hand over leasehold, if handed over, to take immediately the same back. As long as hereby lease contract is in effect, if delay is faced in performance of payments, Lessee accepts, declares, undertakes that it shall pay all at once term difference to be assessed by ANKARA CYBERPARK at the rate of 15 (fifteen) per cent for payments in US dollars, and at the rate of 100 (one hundred) per cent for payments in new Turkish lira. Moreover in case rent for a month is not paid on time, all rents pertinent to months ahead pertinent to the lease term shall become accelerated. Lessee accepts, states and takes on to pay in cash and all at once all loss and damage originating from above premises of Ankara Cyberpark. Rents shall be lodged with banks in accounts set forth below of ANKARA Cyberpark as such to gain valor at the commencement of each month.

GARANTI BANK BILKENT BRANCH-OFFICE

YTL 393-6299445

USD 393-9096055

EUR 393-9096054

T. IS BANKASI BILKENT BRANCH-OFFICE

YTL 312312

USD 133612

EUR 133607

In the event rents indexed to USD or EUR are paid in YTL, rents shall be reckoned on the basis of conversion rate in effect at the Central Bank of Turkey on date of payment. If it happens that the day on which to deposit rent is an official vacation day, the day subsequent to that day, which should be a working day, shall be deemed to be that day of payment for rent and rents shall be deposited on that day the latest. Rents mentioned above being non-inclusive of value added tax, amount of value added tax requisite and necessary to lodge with for each lease term shall be added to rents. In case legislation in effect as to rates of value added tax is amended, new amounts of value added tax shall be added.